EXHIBIT 99.1

      RADYNE COMSTREAM REPORTS RECORD BOOKINGS AND 4TH QUARTER EARNINGS OF
                                 $0.18 PER SHARE

PR Newswire -- February 17, 2005

PHOENIX, Feb. 17 /PRNewswire-FirstCall/ -- Radyne ComStream (Nasdaq: RADN) today reported net earnings of $3.0 million, or $0.18 per fully diluted share, for the fourth quarter ended December 31, 2004 compared to net earnings for fourth quarter 2003 of $2.6 million or $0.16 per fully diluted share.

Net sales for the three-month period ended December 31, 2004 were $16.8 million compared to $16.5 million for the quarter ended December 31, 2003. Gross profit increased in the current period to $9.5 million from $8.9 million in the prior period while operating expenses increased to $6.4 million in the current period from $4.8 million for the same quarter last year. The Company received a record $20.8 million in orders and ended 2004 with $9.6 million in backlog compared to $15.5 million in orders and a backlog of $8.0 million for the equivalent period of 2003.

Revenues were $56.6 million for the year ended December 31, 2004, compared with $58.0 million for 2003. Gross profit for 2004 was $30.1 million compared to $26.4 million in 2003, while operating expenses rose to $20.8 million from $19.9 million for 2003. Net income was $13.5 million or $0.79 per fully diluted share for the year ended December 31, 2004 compared with $4.1 million, or $0.26 per fully diluted share for 2003. The 2004 results include a tax benefit of $3.6 million which includes $4.1 million or $ 0.24 per fully diluted share due primarily to the reduction of a valuation allowance against deferred tax assets arising from the Company's net operating loss carryforwards and unused tax credits.

"The year ended with a strong quarter reflecting Radyne's increasing strength in its satellite communications and HDTV encoding markets," commented Bob Fitting, CEO. "New product introductions and continued control of our manufacturing operations has yielded improvements in our gross margin. We believe that new products to be introduced at the Satellite 2005 trade show next month will continue the company on its growth path."

As of December 31, 2004, the Company's Balance Sheet continued to strengthen with $39.3 million in cash compared to $30.1 million for year-end 2003. The increase in cash was primarily from net earnings of $13.5 million which was partially offset by non cash operating activities. Accounts receivable for 2004 were $9.7 million compared to $9.8 million for 2003. Inventories rose to $8.1 million at the end of 2004 from $7.8 million at the end of the prior year.

The Company also announced that, prior to their expiration, it received 310,571 of its warrants for exercise. A like number of new common shares will be issued in consideration of the aggregate exercise amount of $2,717,496.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products and systems used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through the Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. Radyne ComStream is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Boca Raton, Florida, Singapore, Beijing, Jakarta, London and Amsterdam. The Company also has sales and/or service centers in Rio de Janeiro and Bangalore. For more information visit our web site at www.radn.com.

        Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

              Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "intends" or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include expectations for continued growth and improvement in gross margin associated with product introductions. Further, there can be no assurance that the indicators that the Company relies on to gauge future business prospects, such as backlog and bookings, will accurately forecast future results.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the following:

        *   Changes in demand for the Company's products;
        * Changes in product mix; * The timing of customer orders and deliveries;
        *   The impact of competitive products and pricing;
        *   Constraints on supplies of critical raw materials;
        *   Excess or shortage of production capacity;
        * The potential lack of market approval and acceptance of our new products;
        * The impact of potential production, quality control and other technical problems associated with our new products;
        * Prospects of the international markets and global economy given that the Company depends heavily on international sales;
        * The effect that acts of international terrorism may have on the Company's ability to ship products abroad;

        * The potential for another downturn in the evolving telecommunications and Internet industries;
        * Other risks discussed from time to time in the Company's SEC filings and reports; and
        * Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

                              RADYNE COMSTREAM INC.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                              December 31,
                                                       ------------------------
                                                          2004           2003
                                                       ---------      ---------
                                                       Unaudited
                  Assets
Current assets:
  Cash and cash equivalents                            $  39,300      $  30,130
  Accounts receivable, net                                 9,728          9,780
  Inventories                                              8,132          7,766
  Deferred tax assets                                      2,218             --
  Prepaid expenses and other assets                          846            482
    Total current assets                                  60,224         48,158
Deferred tax asset, net                                    3,445             --
Property and equipment, net                                1,593          2,269
Other assets                                                 154            182
                                                       $  65,416      $  50,609
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                     $   1,566      $   2,181
  Accrued expenses                                         4,835          3,273
  Income taxes payable                                       242            185
  Customer advance payments                                  149            877
    Total current liabilities                              6,792          6,516
Long-term obligations                                        284            270
Accrued stock option compensation                            147            205
    Total liabilities                                      7,223          6,991
Stockholders' equity:
  Common stock                                                16             16
  Additional paid-in capital                              54,414         53,102
  Retained earnings (accumulated deficit)                  3,763         (9,500)
    Total stockholders' equity                            58,193         43,618
                                                       $  65,416      $  50,609

                              RADYNE COMSTREAM INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                         Three Months Ended             Years Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2004          2003          2004          2003
                                      ----------    ----------    ----------    ----------
                                       Unaudited     Unaudited     Unaudited
Net Sales                             $   16,778    $   16,528    $   56,578    $   57,991
Cost of Sales                              7,238         7,610        26,435        31,640
    Gross Profit                           9,540         8,918        30,143        26,351
Operating expenses:
  Selling, general and
   administrative                          5,025         3,429        15,420        13,559
  Research and development                 1,365         1,412         5,330         6,294
    Total Operating Expense                6,390         4,841        20,750        19,853
    Earnings from Operations               3,150         4,077         9,393         6,498
Other (income) expense:
  Interest expense                            15             6            29            28
  Interest and other income                 (187)          (73)         (492)         (254)
Earnings before income taxes               3,322         4,144         9,856         6,724
Income taxes (benefit)                       346         1,567        (3,644)        2,599
    Net earnings                      $    2,976    $    2,577    $   13,500    $    4,125
Earnings per share:
  Basic                               $     0.18    $     0.16    $     0.83    $     0.27
  Diluted                             $     0.18    $     0.16    $     0.79    $     0.26
Weight average number of common
 shares outstanding:
  Basic                                   16,222        15,874        16,357        15,488
  Diluted                                 16,856        16,607        17,136        15,718

SOURCE  Radyne ComStream

        -0-                             02/17/2005
        /CONTACT: Malcolm Persen, Chief Financial Officer of Radyne ComStream, +1-602-437-9620/
        /Web site: http://www.radn.com /